Exhibit 99.1

OneWater Marine Reaches Agreement to Acquire Denison Yachting
Acquisition significantly expands superyacht sales, yacht sales, and ancillary yacht services

Transaction Highlights:

•	Denison and OneWater saw record yacht and boat sales at the recent Miami International Boat Show

•	Denison is #1 in worldwide superyacht sales and expands capabilities in yacht brokerage, yacht charter, yacht management and crew services

•	Further advances OneWater’s growth and diversification strategy, significantly bolstering product portfolio and customer reach

•	Extends OneWater’s geographic footprint, adding 21 locations across 7 states, allowing for additional market share gains

•	Expected to be immediately accretive to top-line growth, operating margin and earnings per share

BUFORD, GA., Mar. 02, 2022 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or “the Company”) announced today that it has reached an agreement to acquire Denison Yachting, which will expand the Company’s presence into the superyacht category and ancillary yacht service offerings, in addition to yacht brokerage and new boat sales. The transaction is expected to close in the Company’s fiscal third quarter.

“We are thrilled to welcome Bob Denison and his team into the OneWater family, which expands and strengthens our presence in the superyacht and yacht categories,” said Austin Singleton, Chief Executive Officer for OneWater. “As we move through the second fiscal quarter, we continue to capitalize on record demand and a growing backlog. Orders at the Miami Boat show were off the charts for both OneWater and Denison, which underscore our combined position as the premier marine retailer of choice from superyachts and yachts to traditional boat sales, parts and service. We look forward to enhancing our leadership position in the market, in the coming years.”

Bob Denison, President of Denison Yachting said, “Strong consumer demand continues to fuel our growth and strengthens our position as industry leaders throughout the United States, Europe and the Mediterranean. Denison’s team of experienced yacht brokers is unparalleled in the world of yachting. Their commitment to take incredible care of clients will be accelerated thanks to OneWater’s tools, resources and support. We are excited to be joining the OneWater family and we look forward to what our shared future holds.”

With 70+ years of yachting history and expertise, Denison has proudly served for three generations as a leader in the yachting industry. Denison generated sales in excess of $80 million in calendar year 2021 and was ranked #1 in superyacht worldwide sales based on data provided by Boat International. Denison is an authorized dealer for a number of prestigious brands including Bertram, Beneteau Sailing Yachts, Beneteau Express GT’s, Swift Trawlers, Monte Carlo Yachts, Numarine, Alpha Marine and Excess Catamarans.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 75 retail locations, 10 distribution centers/warehouses and multiple online marketplaces in 16 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com

Cautionary Statement Concerning Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings, loss per share or earnings before interest, taxes, depreciation and amortization (EBITDA). In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: risks related to the satisfaction of the conditions to closing the acquisition in the anticipated timeframe or at all, risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, decline in demand for our products and services, restrictions on the availability of inventory, the seasonality and volatility of the boat industry, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.